Exhibit 5.1

March 29, 2024
Elicio Therapeutics, Inc.
451 D Street, 5th Floor
Boston, Massachusetts 02210
Re:  Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as legal counsel to Elicio Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”), pursuant to which the Company is registering the issuance under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 1,128,747 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share, that may be issued pursuant to the Company’s 2021 Incentive Award Plan (the “2021 Plan”), the Company’s 2024 Inducement Incentive Award Plan (the “2024 Plan”) and the Company’s Form of Inducement Stock Option Grant Notice and Agreement (the “Inducement Options” and together with the 2021 Plan and the 2024 Plan, the “Plans”). This opinion is being rendered in connection with the filing of the Registration Statement with the Commission. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement.
In connection with this opinion, we have examined the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect; such other records of the corporate proceedings of the Company and certificates of the Company’s officers as we have deemed relevant; and the Registration Statement and the exhibits thereto.
In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies, and the truth and correctness of any representations and warranties contained therein. In addition, we have assumed that the Company will receive any required consideration in accordance with the terms of the Plans.
Our opinion expressed herein is limited to the General Corporation Law of the State of Delaware and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.
Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

BOSTON    LOS ANGELES    MIAMI    NEW YORK    SAN DIEGO    SAN FRANCISCO    TORONTO    WASHINGTON
MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.

MINTZ
Based upon the foregoing, we are of the opinion that the Shares, when issued and delivered in accordance with the terms of the Plans, will be validly issued, fully paid and non-assessable.
We understand that you wish to file this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and we hereby consent thereto. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.
Very truly yours,

/s/ Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.